EXHIBIT (a)(23B)


INDEPENDENT AUDITORS' CONSENT


We consent to (a) the use in this Post-Effective Amendment No. 9 on Form S-1 to the Registration Statement No. 33-20018 of Pruco Life of New Jersey Variable Contract Real Property Account of our report dated March 1, 1996, relating to the financial statements of Pruco Life of New Jersey Variable Contract Real Property Account, and of our report dated March 1, 1996, relating to the financial statements of The Prudential Variable Contract Real Property Partnership appearing in the Prospectus, which is part of such Registration Statement, (b) the use in Part II of this Registration Statement of our report dated March 1, 1996 relating to the financial statement schedules listed in Item 16(b) and the reference to us under the heading "Experts" in such Prospectus.



Deloitte & Touche LLP
Parsippany, New Jersey
April 8, 1997




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